As filed with the Securities and Exchange Commission on May 5 , 2015

Registration No. 333-203089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

Amendment No. 2
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CODE REBEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7372	46-4825060
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Code Rebel Corporation
77 Ho’okele Street, Suite 102
Kahului, Hawaii 96732
(808) 871-6496
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________

Arben Kryeziu
Chairman and Chief Executive Officer
Code Rebel Corporation
77 Ho’okele Street, Suite 102
Kahului, Hawaii 96732
(808) 871-6496
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________

Copies of all communications to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Fax: (212) 451-2222 Email: sfeldman@olshanlaw.com	Jack I. Kantrowitz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 335-4500 Fax: (212) 335-4501

______________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)
_________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-203089) of Code Rebel Corporation (the “Registration Statement”) is being filed solely for the purposes of completing Item 13 of Part II of the Registration Statement and filing certain exhibits as indicated in Part II of the this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting commissions, to be paid in connection with the sale of all 2,000,000 shares of common stock being registered, all of which we will pay.  All amounts, other than the SEC registration fee, the Nasdaq Capital Market listing application fee, and the FINRA filing fee are estimates.

SEC registration fee	$1,162
Nasdaq listing application fee	50,000
Printing expenses	2,000
FINRA filing fee	2,500
Legal fees and expenses	140,000
Accounting fees and expenses	40,000
Transfer agent fees	5,000
Miscellaneous	9,338
Total	$250,000
_______________

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities.  A summary of the circumstances in which such indemnification provided for is contained herein.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status.  Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful.  Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.  In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.  Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter.  Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise.  These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 8 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933; however, we are in the process of obtaining such insurance.

Item 15.  Recent Sales of Unregistered Securities

The following is a summary of transactions by us from our formation in May 2014 through the date of this registration statement involving sales of our securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act.

We were initially formed as a limited liability company in Hawaii, in April 2007, and subsequently incorporated in Delaware in May 2014.  In May 2014, all of the members of Code Rebel LLC exchanged their membership interests in Code Rebel LLC for an aggregate of 10,000,000 shares of common stock of Code Rebel Corporation.

Effective as of September 30, 2014, we completed a private placement of $1,360,000 in aggregate principal amount of our 6% unsecured promissory notes and warrants to purchase 68,000 shares of common stock to seven unaffiliated institutional and accredited investors.  In February 2015, we issued an additional a promissory note for $250,000, on the same terms as our 2014 6% unsecured promissory notes, together with warrants to purchase 12,500 shares of common stock, to an unaffiliated accredited investor.  Pursuant to the terms of the 6% unsecured promissory note and warrant agreements negotiated with the investors at arm’s length, upon completion of a “net equity financing” in the amount of $750,000 or more (which includes this offering), all of the outstanding notes will automatically convert into shares of our common stock at a conversion price equal to the lower of (i) 80% of the sale or implied price of our common stock in such net equity financing (in this case, the conversion price would be $4.00 per share) or (ii) a price based on dividing $10,000,000 by the number of our outstanding shares of common stock immediately prior to such net equity financing (in this case, the conversion price would be $1.00 per share, because there are currently 10,000,000 outstanding shares of common stock).  If not earlier converted, the notes mature 18 months after the date of their issuance.

The warrants included in the private placement entitle the investors to purchase shares of our common stock in a number determined by dividing 5% of the principal amount of their notes by the exercise price of the warrants, which is stated to be the same price as the conversion price of the notes when determinable.  The warrants are exercisable for three years after their issuance date and may be exercised on a cashless basis at any time following 180 days after the date of their issuance in the event the underlying shares have not been registered for resale with the SEC.

Contemporaneously with the closing of this offering, based on a $1.00 conversion price per share, we will issue 1,610,000 shares of our common stock upon the automatic conversion of all of these notes, and warrants to purchase a total of 80,500 shares of our common stock at an exercise price of $1.00 per share. These shares may not be sold for 180 days after the closing of this offering pursuant to a lock-up agreement that restricts the sale of such shares without the prior consent of the underwriter.

The net proceeds of the 2014 private placement are being used for our working capital and capital expenditure requirements.  We did not use the services of a placement agent or other financial intermediary in connection with the private placement.

For each of the above transactions exempt from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, the individuals and entities to which we issued securities are unaffiliated with us. For each such sale, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they had been given access to the information they requested to make their investment decision, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our SEC filings. Accordingly, we believe that the issuances of the securities listed above were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.
1.2	Form of Representative’s Warrant (included in Underwriting Agreement filed as Exhibit 1.1).
3.1	Certificate of Incorporation of the Company.
3.2	Amended and Restated Certificate of Incorporation of the Company.
3.3	Bylaws of the Company.
4.1	Specimen Common Stock Certificate.
5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.
10.1	Form of Note and Warrant Purchase Agreement for sale of 6% unsecured promissory notes.
10.2	Form of Warrant issued to purchasers of 6% unsecured promissory notes.
10.3	Website and Software Development Agreement with Bump Networks, Inc.
10.4	Form of Employment Agreement with Arben Kryeziu.
10.5	Form of Employment Agreement with Reid Dabney.
10.6	2014 Equity Incentive Award Plan.
10.7	Escrow Agreement for offering. *
10.8	Microsoft Communications Protocol Program License Agreement, dated as of June 24, 2009, between Microsoft Licensing, GP and the Company.
10.9	Property Sales Contract.
10.10	Form of Subscription Agreement for offering.
14.1	Code of Ethics and Business Conduct.
14.2	Code of Ethics for the CEO and Senior Financial Officers.
21.1	Subsidiaries of the Company.
23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Lichter, Yu and Associates, Inc.*
23.3	Consent of ACM Consultants, Inc.

Unless otherwise indicated, exhibits were previously filed.
*  Filed herewith.

(b)           Financial Statement Schedules

None.

Item 17.  Undertakings

1.           The undersigned registrant hereby undertakes:

a.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.           For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

e.           To provide to the placement agent at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

f.           That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

g.           That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the  5th  day of  May 2015.

CODE REBEL CORPORATION

By:	/s/ Arben Kryeziu
Arben Kryeziu Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arben Kryeziu	Chairman and Chief Executive Officer (principal executive officer)	May 5, 2015
Arben Kryeziu
/s/ Volodymyr Bykov*	Vice President and Chief Technology Officer and Director	May 5, 2015
Volodymyr Bykov
/s/ Reid Dabney	Chief Financial Officer and Secretary (principal financial and accounting officer)	May 5, 2015
Reid Dabney
/s/ James Canton, Ph.D.*	Director	May 5, 2015
James Canton, Ph.D.

/s/ David Dwelle*	Director	May 5, 2015
David Dwelle

*By:	/s/ Arben Kryeziu
Arben Kryeziu
Attorney-in-Fact